Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on this 31st day of December 2008, effective as of December 31, 2008, by and between Peter R. Brown Construction, Inc., a Florida corporation (the “Company”), and Judy Mitchell (hereinafter, the “Employee”) and, solely for purposes of guaranteeing the obligations of the Company under Sections 4(b), 5(d) and 6(b), The PBSJ Corporation, a Florida corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, entering into this Agreement is a condition to the closing of that certain Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which all of the capital stock of the Company owned by the Employee and the other shareholders of the Company will be purchased by Parent as more particularly set forth therein; and

WHEREAS, the continued employment by the Employee hereunder is a key component to the continued success of the Company during the Term and the Parent expects the Employee to serve as an Employee through December 31, 2011; and

WHEREAS, the Employee will continue to be employed by the Company as its President, and the Parent wishes to document the terms and conditions of employment in this Agreement, and the Employee wishes to accept such employment, upon such terms and conditions as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Employee hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms shall have the following meanings:

(a) “Accrued Obligations” means:

(i) all accrued but unpaid Base Salary through the end of the Term of Employment;

(ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment; and

(iii) any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans.

(b) “Additional Operational Controls” has the meaning set forth in Section 2(c).

(c) “Affiliate” means any entity that controls, is controlled by, or is under common control with, the Company, including the Parent.

(d) “Agreement” means this Agreement, including all recitals and exhibits hereto.

(e) “Average Monthly Backlog” shall mean the average of the monthly Backlog amounts determined at the end of each month included in the applicable fiscal year multiplied by twelve (12) (except for the fiscal year ending September 30, 2009, in which case, only the average of the monthly Backlog amounts determined at the end of each month for the months of January through September shall be used for the purposes of this calculation).

(f) “Backlog” means the amount of revenue that the Company, based on its past practices for calculating such amounts materially consistent with the calculation for the Backlog amounts attached hereto as Exhibit A, reasonably expects to earn from: (i) remaining work to be performed on uncompleted contracts in progress, (ii) executed contracts on which work has not yet begun and (iii) projects for which the Company has received written notice of selection but not yet negotiated a price.

(g) “Backlog Target” has the meaning set forth in Section 4(b)(iv) hereof.

(h) “Base Salary” means the salary provided for in Section 4(a) hereof or any increased salary granted to Employee pursuant to Section 4(a) hereof.

(i) “Board” means the Board of Directors of the Company.

(j) “Cause” means:

(i) any violation or inaction that constitutes a material breach by the Employee of this Agreement, violation of any material rule or regulation that may be established from time to time for the conduct of the Company’s business, including, without limitation, the Additional Operational Controls, and which violation has, or is reasonably likely to have, a material adverse effect on the Company’s business, operations, assets, prospects or condition (financial or otherwise) of the Company, taken as a whole,

(ii) a willful and continuing failure to perform Employee’s duties and responsibilities hereunder (other than due to illness or disability),

(iii) the Employee’s fraud, embezzlement, misappropriation of funds in connection with her services hereunder,

(iv) the Employee’s conviction of, or plea of nolo contendere with respect to, any crime which involves dishonesty or a breach of trust, or

(v) chronic addiction to alcohol, drugs or other similar substances affecting the Employee’s work performance.

Any determination of “Cause,” shall require (i) a formal determination by a majority of the members of the Board (other than the Employee) and (ii) that the Employee shall have been provided with written notice from the Board that there is a basis for termination for “Cause” which notice shall specify in reasonable detail specific facts regarding any such basis and, if such basis is reasonably subject to being cured or remedied, the Employee has been given not less than sixty (60) days from such written notice within which to remedy or cure the problem or complaint. The Board’s determination of Cause shall be final, binding and conclusive with respect to all parties.

(k) “Change in Control” means a change of control event of the Company as described in Code Section 409A and guidance issued thereunder, which provides that a change of control event occurs upon the change in ownership or effective control, or in the ownership of a substantial portion of the assets of the Company, as follows:

(i) A change in ownership of the Company shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock or other equity interests of the Company that, together with stock or other equity interest held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock or other equity interests of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock or other equity of the Company, the acquisition of additional stock or other equity by the same person or persons is not considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company. An increase in the percentage of stock or other equity owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock or other equity in exchange for property will be treated as an acquisition of stock or other equity for purposes of this section. This subsection applies only when there is a transfer of stock or other equity (or issuance of stock or other equity) and stock or other equity remains outstanding after the transaction.

(ii) A change in the effective control of the Company shall occur on the date any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock or other equity of the Company possessing more than fifty percent (50%) of the total voting power of the stock of the Company.

(iii) A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than seventy five percent (75%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

A change of control does not occur when there is a transfer to a related entity, as described in the Treasury Regulations under Code Section 409A.

This definition shall be subject to and interpreted in accordance with applicable Treasury Regulations and other guidance describing a “change in control event” for purposes of Code Section 409A.

(l) “Commencement Date” means December 31, 2008.

(m) “Competitive Activity” means an activity that is in direct competition with the activities of the Company or any of its Affiliates in the States of Florida, Georgia, and Alabama or in any other States in which the Company is engaged in business during the Term of Employment with respect to a business in which the Company is engaged while the Employee was employed by the Company.

(n) “Confidential Information” means all trade secrets and information disclosed to the Employee or known by the Employee as a consequence of or through the unique position of her employment with the Company (including information conceived, originated, discovered or developed by the Employee and information acquired by the Company or any of its Affiliates from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Employee), about the Company or any of its Affiliates or their respective businesses.

(o) “Cost of Living Index” has the meaning set forth in Section 4(a) hereof.

(p) “Disability” means the Employee’s inability, or failure, to perform the essential functions of her position, with or without reasonable accommodation, for any period of six months or more in any 12 month period by reason of any medically determinable physical or mental impairment as determined by the written opinion of an independent physician selected by the Board.

(q) “EBIT” means earnings determined in accordance with GAAP before interest and taxes and consistent with the Ordinary Course prior to the Commencement Date.

(r) “EBIT Target” has the meaning set forth in Section 4(b)(v) hereof.

(s) “Expiration Date” means the date on which the Term of Employment, including any renewal thereof under Section 3(b), shall expire.

(t) “GAAP” means generally accepted accounting principles in the United States as in effect from time to time

(u) “Good Reason” means the occurrence of any of the following:

(i) failure to pay when due the Employee’s Base Salary or the Performance Bonus or any other material benefit described in Section 5 of this Agreement;

(ii) a material change in the geographic location at which the Employee must perform the services under this Agreement;

(iii) any other action or inaction that constitutes a material breach by the Company of this Agreement;

(iv) prior to the Termination Date, removal of the Employee from, or failing to appoint the Employee, to the Board

(v) the termination of the Employment Agreements of any two of the following individuals, Judy Mitchell, Eduardo Vargas or John Stewart, for Good Reason by such employee or by the Company other than for Cause; or

(vi) unless Majority Approval is obtained, a material change or modification in the operation or conduct of the business that is not materially consistent with the Company’s business as (X) it was operated in the Ordinary Course prior to the Commencement Date or (Y) contemplated by the parties in completing the transactions set forth in the Purchase Agreement (e.g., the anticipated synergies between the Company, the Parent (and its Affiliates)), including, but not limited to, any of the following:

(A) failing to timely pay the Company’s subcontractors and material suppliers consistent with the Ordinary Course prior to the Commencement Date and pursuant to a written agreement;

(B) the Board’s failure to timely approve marketing projects to pursue approval of contracts having a Guaranteed Maximum Price and estimates consistent (in cost and otherwise) with the Ordinary Course prior to the Commencement Date;

(C) material diminution in the Employee’s authority, duties, or responsibilities, including restricting the authority of the Employee to hire and fire employees and reorganize and/or relocate offices of the Company;

(D) failing to provide the financial support necessary for the Company to continue a surety program to secure bonding for projects included within the then current budgets and forecasts of the Company;

(E) terminating any employee set forth on Exhibit B attached hereto other than for Cause; and

(F) restricting the ability of the Company to provide the annual cash retention bonuses to the employees consistent with the Ordinary Course prior to the Commencement Date, except if the Company does not have sufficient funds to pay such bonuses.

For purposes of this Agreement, Good Reason shall not be deemed to exist unless the Employee’s termination of employment for Good Reason occurs within 6 months following the initial existence of one of the conditions specified in clauses (i) through (vi) above, the Employee provides the Company with written notice of the existence of such condition within ninety (90) days after the initial existence of the condition, and the Company fails to remedy the condition within sixty (60) days after its receipt of such notice. In no event shall the Additional Operational Controls and the compliance therewith be deemed to be or cause the Company to operate outside the Ordinary Course. Notwithstanding the foregoing, Good Reason shall not be deemed to exist if the Employee consents in writing to such action.

(v) “Majority Approval” means the written consent or approval of any two of the following individuals: Judy Mitchell, Eduardo Vargas or John Stewart.

(w) “Ordinary Course” means the ordinary course and normal day-to-day operations of the Company’s business consistent with the past customs and practices of the Company (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management working capital).

(x) “Performance Bonus” has the meaning set forth in Section 4(b) hereof.

(y) “Restricted Period” shall commence on the date hereof and end at the end of the two (2) year period immediately following the later of (i) the termination of the Term of Employment, (ii) the date on which the last compensation payment due pursuant to the terms of this Agreement, including any severance payments, is paid and (iii) the last date on which the Employee is employed by the Company or any of its Affiliates.

(z) “Section 409A” has the meaning set forth in Section 26 hereof.

(aa) “Term of Employment” means the period during which the Employee shall be employed by the Company pursuant to the terms of this Agreement.

(bb) “Termination Date” means the date on which the Term of Employment ends.

2. Employment.

(a) Employment and Term. The Company hereby agrees to employ the Employee and the Employee hereby agrees to serve the Company during the Term of Employment on the terms and conditions set forth herein.

(b) Duties of Employee. During the Term of Employment under this Agreement, the Employee shall serve as the President of the Company, and shall diligently perform all services, at such times and at such places, as may be assigned to her from time to time by the Board. The Employee shall devote her full time and attention to the business and affairs of the Company, render such services to the best of her ability, and use her reasonable best efforts to promote the interests of the Company; provided, however, the Employee may attend to outside investments, serve as a director and /or officer of a non-competing company and serve as an officer or director of, or participant in, educational, welfare, social, religious, and civic organizations so long as those activities do not materially interfere with the Employee’s employment under this Agreement.

(c) Additional Operational Controls. The Employee understands and agrees that the Company will need to adopt operational controls and policies and procedures that are consistent with those of the Parent, as the same may be amended from time to time, including the Parent’s code of conduct and required trainings for employees, and as may be required to ensure compliance with contractual terms and such laws, rules, regulations and local regulations ordinances, including without limitation Federal Acquisition Regulations, Family Medical Leave Act, Affirmative Action requirements, securities laws, election laws and foreign corrupt practices laws, controls over financial reporting (as the same may be required from time to time by the Parent’s board of directors, its auditors, GAAP, the Sarbanes-Oxley Act, or otherwise required for the Parent and its Affiliates to continue to conduct business in the ordinary course)(collectively, the “Additional Operational Controls”). Additionally, and as part of the Additional Operational Controls, the Parent will have the right to (i) appoint a controller (or similar officer) of the Company who will report directly to the Parent (through its designated officers) in addition to reporting to the appropriate officers of the Company, and (ii) schedule routine (monthly) meetings of an operational and financial nature. The incremental cost of implementing any Additional Operational Controls (including the right to appoint a controller) shall not be included as an expense or otherwise reduce EBIT for purposes of calculating the Performance Bonus pursuant to Section 4(b) and shall solely be for the account of Parent. The Employee understands and agrees that during the Term of the Employment the Board shall have seven directors consisting of Judy Mitchell, Eduardo Vargas and John Stewart (so long as each of them are employed by the Company) and the remaining four directors appointed by the Parent.

3. Term.

(a) Initial Term. The initial Term of Employment under this Agreement, and the employment of the Employee hereunder, shall commence on the Commencement Date and shall expire on December 31, 2011, unless sooner terminated in accordance with Section 6 hereof.

(b) Renewal Terms. At the end of the Initial Term, the Company shall have the option, in its sole discretion, to renew the Term of Employment for one (1) additional year by providing written notice to the Employee at least three (3) months prior to the Expiration Date.

4. Compensation.

(a) Base Salary. The Employee shall receive a Base Salary at an initial annual rate of $260,000 during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed by the Company, at least annually during the Term of Employment, for merit increases and, as a result of such review in accordance with the Company’s normal practice with respect to similarly situated employees, may be increased by the Company in its sole discretion. In addition, during the Term of Employment, commencing with the second year of employment beginning on January 1, 2010 and each anniversary thereafter, the Base Salary shall be increased, but shall not be decreased, by that percentage by which the Consumer Price Index for all Urban Users, for the Tampa-St. Petersburg-Clearwater area published by the United States Department of Labor (the “Cost of Living Index”) for the immediately preceding calendar year exceeds such index for the calendar year immediately preceding the immediately preceding calendar year. Any such increase shall take effect immediately upon the publishing of Index for the applicable year. If publication of the Index is discontinued, the parties hereto shall accept comparable statistics on the cost of living for the Tampa, Florida area as computed and published by any agency of the United States government, or if no such agency computes and publishes such statistics, by any regularly published national financial periodical that does compute and publish such statistics. In no event shall the Base Salary annual rate be reduced to less than $260,000 plus any annual increase based on the Cost of Living Index

(b) Performance Bonus. During the initial three (3) year period of the Term of Employment, the Employee shall be eligible to receive the following Performance Bonuses:

(i) A Performance Bonus to be paid on or before each of December 31, 2009, 2010, and 2011 based upon the Company’s performance during the immediately preceding fiscal year ending on September 30, 2009, 2010 and 2011, respectively.

(ii) The target Performance Bonus pool for the Employee is $666,666 per fiscal year; $444,444 of which will be based on the EBIT Target and $222,222 of which will be based on the Backlog Target.

(iii) The Performance Bonus due based on the EBIT Target for any applicable fiscal year will equal the product of (i) the percentage obtained by dividing the Company’s EBIT for the applicable fiscal year by the applicable EBIT Target and (ii) $444,444; provided, however, that no Performance Bonus will be due for any fiscal year in which this equation equals less than 75%. For example, if the Company achieves only 74.9% of the EBIT Target during the applicable fiscal year, then no Performance Bonus shall be due for that fiscal year for EBIT; provided, however, that if the Company shall achieve 200% of the EBIT Target for such applicable fiscal year, then the EBIT portion of the Performance Bonus would equal $888,888.

(iv) The Performance Bonus due based on the Backlog Target for any applicable fiscal year will equal the product of (i) the percentage obtained by dividing the Company’s Average Monthly Backlog for the applicable fiscal year by $500 million (the “Backlog Target”) and (ii) $222,222; provided however, that no Performance Bonus will be due for any fiscal year in which this equation equals less than 75% and in no event can any payment for any fiscal year exceed $222,222. For example, if the Company achieves only 74.9% of the Backlog Target during the applicable fiscal year, then no Performance Bonus shall be due for that fiscal year for the Backlog Target; provided, however, that if the Company shall achieve 200% of the Backlog Target for such applicable fiscal year, then the Backlog portion of the Performance Bonus would equal $222,222.

(v) The target EBIT amount (the “EBIT Target”) shall be equal to: (x) $7,278,724 for the nine months ending September 30, 2009, (y) $10,313,956 during the fiscal year ending September 30, 2010, and (z) $11,115,023 during the fiscal year ending September 30, 2011. For the purpose of measuring performance against these EBIT Targets, no allocation of the Parent’s corporate costs shall be included, except to the extent that costs incurred by the Company are correspondingly reduced and no other expense, including any costs, fees or other expenses incurred in connection with the implementation or adoption of any Additional Operational Controls, shall be recognized unless such expense is incurred in the Ordinary Course. In addition, if, in connection with an indemnification claim under the Purchase Agreement, the Sellers (as such term is defined in the Purchase Agreement) indemnify the Parent for any Losses (as such term is defined in the Purchase Agreement) related to such indemnification claim, then such Losses shall not be included as an expense or otherwise reduce EBIT for purposes of calculating the Performance Bonus pursuant to this Section 4(b).

(vi) Notwithstanding anything contained herein to the contrary, upon a Change in Control prior to December 31, 2011, the Company shall pay to the Employee an amount equal to $666,666 multiplied by the number of years (rounded up in the case of a partial year) remaining in the initial Term of Employment as of the date of such Change in Control. As a condition to the payment under this Section 4(b)(vi), the Employee shall provide a letter terminating its rights under this Agreement including the right to receive any payments hereunder (other than the payment required by this Section 4(b)(vi)) and execute a general release of claims in the form attached hereto as Exhibit D (subject to such modifications as the Company reasonably may request). The provisions of this Section 4(b)(vi) shall survive termination of this Agreement until December 31, 2011.

5. Expense Reimbursement and Other Benefits.

(a) Reimbursement of Expenses. Upon the submission of proper substantiation by the Employee, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Employee for all reasonable expenses actually paid or incurred by the Employee during the Term of Employment in the course of and pursuant to the business of the Company. The Employee shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(b) Compensation/Benefit Programs. During the Term of Employment, the Employee shall be entitled to participate in such life insurance, medical, dental and other benefit programs as may be approved from time to time by the Company and any stock purchase or similar plan of the Parent for which employees of subsidiaries of the Parent are eligible to participate, subject to the general eligibility and participation provisions set forth in such plans and applicable law.

(c) Other Benefits. The Employee shall be entitled to six (6) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Employee and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Employee hereunder. Any vacation time not taken by Employee during any calendar year may be carried forward into any succeeding calendar year only to the extent permitted by the Company’s policies, as determined by the Board, in their sole discretion, from time to time. The Employee shall be entitled to the additional benefits set forth on Exhibit E attached hereto and shall receive such additional benefits, if any, as the Board shall from time to time determine. To the extent any such additional benefits would be taxable to the employee as compensation, then to such extent the Employee shall pay all applicable taxes associated therewith.

(d) Indemnification. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless the Employee for all liabilities, costs, expenses, and damages arising out of or in connection with the Employee’s service to the Company under this Agreement. The foregoing indemnification shall be in addition to any rights or benefits that the Employee may have under statute, the Bylaws or Articles of Incorporation of the Company, under a policy of insurance or otherwise. The Company shall use commercially reasonable efforts to maintain customary Director’s and Officer’s insurance covering the Employee during the Term of Employment.

6. Termination.

(a) General. The Term of Employment under this Agreement shall terminate upon the earliest to occur of the following:

(i) On the date of death of the Employee;

(ii) On the date that the Company gives written notice to the Employee that the Company is terminating the Term of Employment based on the Company’s determination that the Employee suffers from a Disability;

(iii) If the basis for which the Company is terminating the Term of Employment for “Cause” is reasonably subject to being cured or remedied, then on the sixtieth (60th) day after the Company delivers written notice to the Employee of its election to terminate the Term of Employment for “Cause” if the Employee has failed to remedy the condition within such 60 days or, if the basis for which the Company is terminating the Term of Employment for “Cause” is not reasonably subject to being cured or remedied, then on the date that the Company provides the Employee with written notice that the Company is terminating the Term of Employment for “Cause”;

(iv) On the thirtieth (30th) day after the Company provides the Employee with written notice that the Company is terminating the Term of Employment for any reason other than pursuant to Sections 6(a)(i)-(iii); and

(v) On the sixtieth (60th) day after the Employee delivers written notice to the Company of her election to terminate the Term of Employment for Good Reason if the Company has failed to remedy the condition within such 60 days. The Company may, in its sole and absolute discretion, elect, by written notice to the Employee, to terminate the Term of Employment at any time during the foregoing sixty (60) day notice period, (in which case, such termination shall continue to be treated, for purposes of this Agreement, as a termination by the Employee pursuant to this Section 6(a)(v) and not as a termination by the Company).

(b) Payments on Account of Termination.

(i) In the event that the Term of Employment is terminated for any of the reasons stated in Section 6(a)(i), (ii) or (iii) hereof, the Company shall pay to the Employee any unpaid Accrued Obligations through the effective date of the termination of the Term of Employment and shall reimburse the Employee for reasonable business expenses incurred prior to the date of termination, subject, however, to Section 5(a) hereof.

(ii) In the event that the Term of Employment is terminated for any of the reasons stated in Section 6(a)(iv) or (v) hereof, the Company shall (A) pay to the Employee any unpaid Accrued Obligations through the effective date of the termination of the Term of Employment, (B) pay to the Employee for the period from the date of termination through December 31, 2011, her Base Salary in effect on the date of termination, (C) (I) at the Company’s expense provide health insurance coverage for the Employee and her dependents under the Company’s group health insurance plan for the period under which the Company is permitted by its group health insurance plan and by law to continue to provide coverage for the Employee and her dependents, and (II) from the end of such period until December 31, 2011, pay an amount in cash equal to the premiums that the Company would have paid for the Employee if the Employee and her dependents were on the Company’s group health insurance plan and (D) reimburse the Employee for reasonable business expenses incurred prior to the date of termination, subject, however, to Section 5(a) hereof.

(iii) In addition to the payments in Sections 6(b)(i) and (ii) above, if the Term of Employment is terminated prior to December 31, 2011 pursuant to Section 6(a)(v) for Good Reason on the basis of any of the conditions described in items (iv), (v) and (vi) of the definition of Good Reason, then, notwithstanding the terms of Section 4(b), the Company shall pay to the Employee an amount equal to $666,666 on each December 31 following the termination of the Term of Employment through December 31, 2011. If the Term of Employment is terminated prior to December 31, 2011 pursuant to any provision of Section 6(a) other than the foregoing, then the Company shall continue to pay to the Employee the Performance Bonuses in the manner and at the same times as the Performance Bonuses otherwise would have been payable to the Employee. The acceleration provisions of Section 4(b)(vi) shall continue to apply notwithstanding the termination of the Term of Employment.

(iv) Upon satisfaction of the requirements of this Section 6(b), the Company shall have no further liability or obligation to the Employee hereunder.

(c) Release. Any payments due to Employee under this Section 6 (other than in the event of the Employee’s death) shall be conditioned upon the Employee’s execution of a general release of claims in the form attached hereto as Exhibit D (subject to such modifications as the Company reasonably may request).

(d) Cooperation. Following the Term of Employment, for a period of six (6) months, the Employee shall be reasonably available to assist and cooperate, upon reasonable advance notice with due consideration for her other business or personal commitments, in any matter relating to her position with the Company, or her expertise or experience as the Company may reasonably request, including her attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which she was involved or potentially had knowledge by virtue of her employment with the Company. In no event shall her cooperation interfere with her services for a subsequent employer or other similar service recipient, require travel unless reasonably necessary and shall not exceed ten (10) hours in any given week (unless consented to by the Employee). To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Employee for her reasonable and documented expenses in connection with her rendering assistance and/or cooperation under this Section 6(d) upon her presentation of documentation for such expenses and (ii) the Employee shall be reasonably compensated for any services as required under this Section 6(d).

(e) Return of Company Property. Following the Termination Date, the Employee or her personal representative shall return all Company property in her possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients (provided that the Employee may retain a copy the addresses contained in her rolodex, palm pilot, PDA or similar device).

7. Restrictive Covenants.

(a) Non-competition. At all times during the Restricted Period, the Employee shall not, directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, contractor, board member, security holder, creditor or otherwise), engage in any Competitive Activity, or have any direct or indirect interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity that directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, contractor, board member, security holder, creditor, or otherwise) engages in a Competitive Activity; provided that the foregoing shall not apply to the Employee’s ownership of Common Stock of the Company or the Parent or the acquisition by the Employee, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, and that are listed or admitted for trading on any United States national securities exchange so long as the Employee does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than one percent (1%) of any class of capital stock of such corporation.

(b) Nonsolicitation of Employees and Certain Other Third Parties. At all times during the Restricted Period, the Employee shall not, directly or indirectly, for herself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into any contractual arrangement with any employee, consultant or independent contractor performing services for the Company, or any Affiliate, unless such employee, consultant or independent contractor, has not been employed or engaged by the Company for a period in excess of twelve (12) months, and/or (ii) call on or solicit any of the actual, former or targeted prospective customers or clients of the Company or any Affiliate on behalf of any person or entity in connection with any Competitive Activity, nor shall the Employee make known the names and addresses of such actual, former or targeted prospective customers or clients, or any information relating in any manner to the trade or business relationships of the Company or any Affiliates with such customers or clients, other than in connection with the performance of the Employee’s duties under this Agreement , and/or (iii) persuade or encourage or attempt to persuade or encourage any persons or entities with whom the Company or any Affiliate does business or has some business relationship to cease doing business or to terminate its business relationship with the Company or any Affiliate or to engage in any business competitive with the Company or any Affiliate on its own or with any competitor of the Company or any Affiliate.

(c) Confidential Information. The Employee shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Employee with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Employee in confidence and as a fiduciary, and the Employee shall remain a fiduciary to the Company with respect to all of such information. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Employee from disclosing Confidential Information as required to perform her duties under this Agreement or to the extent required by law. If any person or authority makes a demand on the Employee purporting to legally compel her to divulge any Confidential Information, the Employee immediately shall give notice of the demand to the Company so that the Company may first assess whether to challenge the demand prior to the Employee’s divulging of such Confidential Information. The Employee shall not divulge such Confidential Information until the Company either has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any. Upon request by the Company, the Employee shall deliver promptly to the Company upon termination of her services for the Company, or at any time thereafter as the Company may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing such Confidential Information.

(d) Ownership of Developments. All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Employee during the Term of Employment either during the course of performing work for the Company or their clients or which are related in any manner to the business (commercial or experimental) of the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Employee for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Employee for hire for the Company, the Employee agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Employee may have in such Work Product. Upon the request of the Company, the Employee shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Employee shall further: (i) promptly disclose the Work Product to the Company; (ii) assign to the Company, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of her inventions, all at the sole cost and expense of the Company.

(e) Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Employee or otherwise coming into the Employee’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Employee’s employment hereunder or on the Company’s request at any time.

(f) Acknowledgment by Employee. The Employee acknowledges and confirms that the restrictive covenants contained in this Section 7 (including without limitation the length of the term of the provisions of this Section 7) are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Employee further acknowledges and confirms that the compensation payable to the Employee under this Agreement is in consideration for the duties and obligations of the Employee hereunder, including the restrictive covenants contained in this Section 7, and that such compensation is sufficient, fair and reasonable. The Employee further acknowledges and confirms that her full, uninhibited and faithful observance of each of the covenants contained in this Section 7 will not cause her any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair her ability to obtain employment commensurate with her abilities and on terms fully acceptable to her or otherwise to obtain income required for the comfortable support of her and her family and the satisfaction of the needs of her creditors. The Employee acknowledges and confirms that her special knowledge of the business of the Company is such as would cause the Company serious injury or loss if she were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 7. The Employee further acknowledges that the restrictions contained in this Section 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns. The Employee expressly agrees that upon any breach or violation of the provisions of this Section 7, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to (i) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 7(g) hereof, and (ii) such damages as are provided at law or in equity. The existence of any claim or cause of action against the Company or its affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Section 7.

(g) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 7 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

(h) Extension of Time. If the Employee shall be in violation of any provision of this Section 7, then each time limitation set forth in this Section 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 7 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Employee.

(i) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in Section 7 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Employee recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 7 of this Agreement by the Employee or any of her affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8. Representations and Warranties of Employee. The Employee represents and warrants to the Company that:

(a) The Employee’s employment will not conflict with or result in her breach of any agreement to which she is a party or otherwise may be bound;

(b) The Employee has not violated, and in connection with her employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which she is or may be bound; and

(c) In connection with Employee’s employment with the Company, she will not use any confidential or proprietary information that she may have obtained in connection with employment with any prior employer; and

(d) The Employee has not (i) been convicted of any felony; or (ii) committed any criminal act with respect to Employee’s current or any prior employment; and

(e) The Employee is not dependent on alcohol or the illegal use of drugs. The Employee recognizes that Company shall have the right to conduct random drug testing of its employees and that Employee may be called upon in such a manner.

9. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or her estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

10. Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Employee may not assign or transfer this Agreement or any rights or obligations hereunder.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to principles of conflict of laws.

12. Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Tampa, Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought in the courts of record of the State of Florida in Hillsborough County or the court of the United States, Middle District of Florida; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; (iii) waives any objection which it or she may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Employee and the Company (or any of its Affiliates) with respect to such subject matter hereof. This Agreement may not be modified in any way unless by a written instrument signed by the Company, the Parent and the Employee.

14. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of the Employee’s employment hereunder, including without limitation, the Company’s obligations under Section 6 and the Employee’s obligations under Section 7 above, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

15. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to The PBSJ Corporation, 5300 West Cypress Street, Suite 200, Tampa, Florida FL 33607, Attention: Benjamin P. Butterfield, General Counsel, and (ii) if to the Employee, to her address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

16. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

17. Right to Consult with Counsel; No Drafting Party. The Employee acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of her own choosing, and, given this, the Employee agrees that the obligations created hereby are not unreasonable. The Employee acknowledges that she has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

18. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20. Damages; Attorneys Fees. Nothing contained herein shall be construed to prevent the Company or the Employee from seeking and recovering from the other damages sustained by either or both of them as a result of its or her breach of any term or provision of this Agreement, including without limitation damages to the Company arising before or as a result of the Company’s termination of the Term of Employment for Cause or the Employee’s termination of employment without Good Reason. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys’ fees of the other.

21. Waiver of Jury Trial. The Employee hereby knowingly, voluntarily and intentionally waives any right that the Employee may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith, or any course of conduct, course of dealing statements (whether verbal or written) or actions of any party hereto.

22. Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

25. Section 409A Compliance.

(a) General. It is the intention of both the Company and the Employee that the benefits and rights to which the Employee could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Employee or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Employee and on the Company).

(b) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Employee’s employment shall be made unless and until the Employee incurs a “separation from service” within the meaning of Section 409A.

(c) 6 Month Delay for Specified Employees.

(i) If the Employee is a “specified employee”, then no payment or benefit that is payable on account of the Employee’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Employee’s “separation from service” (or, if earlier, the date of the Employee’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(ii) For purposes of this provision, the Employee shall be considered to be a “specified employee” if, at the time of her separation from service, the Employee is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(d) No Acceleration of Payments. Neither the Company nor the Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f) Taxable Reimbursements.

(i) Any reimbursements by the Company to the Employee of any eligible expenses under this Agreement that are not excludable from the Employee’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Employee following the year in which the expense was incurred.

(ii) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Employee, during any taxable year of the Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Employee.

(iii) The right to Taxable Reimbursement shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

Peter R. Brown Construction Inc.

By:	/s/ Judy Mitchell
Name:	Judy Mitchell
Title:	President

EMPLOYEE:

/s/ Judy Mitchell
Judy Mitchell

By signing below, The PBSJ Corporation hereby irrevocably and unconditionally guaranties, as primary obligor, the full and prompt payment of all amounts due to Employee under Sections 4(b), 5(d) and 6(b) of this Agreement. This guaranty is continuing and shall survive the termination of Employee’s employment or this Agreement, until all the guaranteed obligations are paid in full and discharged. This guaranty is a guaranty of payment (and not merely collection), shall be payable immediately upon demand and is not subject to any requirement that the Employee first pursue any rights or remedies against the Employer.

THE PBSJ CORPORATION, solely for purposes of guaranteeing the obligations of the Company under Sections 4(b), 5(d) and 6(b) of this Agreement.

By:	/s/ John B. Zumwalt, III
Print Name:	John B. Zumwalt, III
Print Title:	Chairman

20